EXHIBIT 99.1

PRESS RELEASE OF NORTHWEST BANCSHARES, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:   William J. Wagner, President and Chief Executive Officer (814) 726-2140

William W. Harvey, Jr., Executive Vice President and Chief Financial Officer (814) 726-2140

Northwest Bancshares, Inc. Accelerates Dividend Declaration

Warren, Pennsylvania — December 6, 2012

Northwest Bancshares, Inc. (NasdaqGS: NWBI) announced that its Board of Directors declared a quarterly cash dividend of $0.12 per share for the first quarter of 2013 and is accelerating its payment into the fourth quarter of 2012.  The cash dividend is payable on December 24, 2012, to shareholders of record as of December 17, 2012.

In making this announcement, William J. Wagner, President and CEO, noted, “Considering current deficit reduction negotiations and potential increases in federal income tax rates on dividends next year, we felt it would be beneficial to our shareholders to accelerate the dividend payment that normally would have been received in February 2013.”

Headquartered in Warren, Pennsylvania, Northwest Bancshares, Inc. is the holding company of Northwest Savings Bank.  Founded in 1896, Northwest Savings Bank is a full-service financial institution offering a complete line of business and personal banking products as well as benefits and wealth management services. Northwest operates 166 community banking offices in Pennsylvania, New York, Ohio and Maryland and 52 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company.  Northwest Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market. Additional information regarding Northwest Bancshares, Inc. can be accessed on-line at www.northwestsavingsbank.com.

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Forward-Looking Statements - This release may contain forward-looking statements with respect to the financial condition and results of operations of Northwest Bancshares, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.  Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.